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                                                                      Exhibit 99


                     AGREEMENT TO FURNISH DEBT INSTRUMENTS

Pursuant to Instruction 3(b)(4)(iii) to Item 601 of Regulation S-K, Carpenter has not included as an Exhibit any instrument with respect to long-term debt if the total amount of debt authorized by such instrument does not exceed 10% of the total assets of Carpenter. Carpenter agrees, pursuant to this Instruction, to furnish a copy of any such instrument to the Securities and Exchange Commission upon request of the Commission.


CARPENTER TECHNOLOGY CORPORATION


By /s/ John R. Welty
   -------------------------------
   John R. Welty
   Vice President, General Counsel
   and Secretary